UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2025

Modine Manufacturing Company

(Exact name of registrant as specified in its charter)

Wisconsin	001-01373	39-0482000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1500 DeKoven Avenue, Racine, Wisconsin	53403
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(262) 636-1200

(Former name or former address, if changed since last report.)	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.625 par value	MOD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Information to be Included in the Report

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective February 26, 2025, Adrian I. Peace will no longer serve in the role of President, Performance Technologies for Modine Manufacturing Company (the “Company”) and will terminate employment with the Company on September 30, 2025. The Company intends to launch a search process for Mr. Peace’s successor. In the interim, the Company’s President and Chief Executive Officer, Neil Brinker, will lead the Company’s Performance Technologies segment.

The information in this section is being provided to set forth the material terms of the Company’s separation arrangement with Mr. Peace, which was definitively determined as of February 26, 2025. The Company has determined that Mr. Peace will be eligible to receive severance payments and benefits in accordance with the non-cause termination provisions of the Company’s Supplemental Severance Plan, which includes:

●	52 weeks of severance pay, paid on a bi-weekly basis at the same rate as his annual base salary at the time of his termination (and subject to applicable wage and tax deductions).
●	12 months of Company-funded COBRA premiums.

In addition to the benefits under the Company’s Supplemental Severance Plan, the Company has agreed to pay Mr. Peace the following benefits pursuant to a Separation Letter Agreement between the Company and Mr. Peace:

●	Mr. Peace will be placed on paid leave from the period February 26, 2025 through September 30, 2025 and will receive salary and benefits during that period.
●	A lump-sum cash payment equivalent to any earned fiscal year 2025 Management Incentive Plan (“FY25 MIP”) payment that he would have received had his employment remained active through the date such FY25 MIP payments are made to other FY25 MIP participants (if and to the extent payment performance criteria are certified by the Human Capital and Compensation (“HCC”) Committee in the ordinary course).
●	Continued vesting of Mr. Peace’s unvested Restricted Stock Units granted under the Company’s fiscal year 2023, 2024 and 2025 LTIP programs and any unvested stock options during the leave period, and accelerated vesting of such awards at the end of the leave period.
●	Continued vesting of Mr. Peace’s Performance Cash Award under the fiscal 2023 – 2025 LTIP, to be paid out on the regular vesting schedule (if and to the extent payment performance criteria are certified by the HCC Committee in the ordinary course); and continued vesting of Mr. Peace’s Performance Stock Awards under the fiscal 2024 – 2026 LTIP and fiscal 2025 – 2027 LTIP to be paid out on their normal vesting schedules (if and to the extent performance criteria are certified by the HCC Committee in the ordinary course), with the fiscal 2025 – 2027 Performance Stock Award pro-rated based on the period worked between grant and September 30, 2025.

The benefits described above are subject to his execution and non-revocation of a general release of claims against the Company. The foregoing description of the Separation Letter Agreement between the Company and Mr. Peace is qualified in its entirety by the terms of the agreement, a copy of which will be filed as an exhibit to the Company’s Form 10-K for the year ending March 31, 2025.

Item 8.01Other Events.

On February 26, 2025, the Company issued a press release announcing Mr. Peace’s separation from employment with the Company as described in Item 5.02 above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is being furnished herewith:

99.1	Press Release issued February 26, 2025.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Modine Manufacturing Company

	By:	/s/ Neil D. Brinker
Neil D. Brinker
President and Chief Executive Officer

Date: February 27, 2025

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